Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces
Second Quarter 2013 Results

SIPING, CHINA — August 14, 2013 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Financial Highlights

  Sales revenue decreased by 2.5% year-over-year to US$10.9 million.
  Gross profit decreased by 16.7% year-over-year to US$4.0 million.
  Gross margin was 36.8%, compared with 43.0% for the second quarter 2012.
  Operating income decreased by 64.0% year-over-year to US$0.7 million.
  Net income attributable to common stockholders was US$0.4 million, compared with US$1.4 million for the second quarter 2012.
  Basic and fully diluted net income per share were US$0.02, compared with US$0.07 for the second quarter 2012.

Chairman and Chief Executive Officer Guohong Zhao commented, “We delivered second quarter sales revenue near the high end of our guidance range as we continued to navigate the challenging market environment in China. Demand for our plate heat exchangers, shell-and-tube heat exchangers and other products remained healthy, and our total unit sales increased by approximately 24%. However, these gains were offset by a decrease in sales revenue from our heat exchange units. Furthermore, ongoing macroeconomic headwinds and competitive industry dynamics, as anticipated, resulted in a decrease in our unit price and an increase in sales of lower margin products.

“In light of ongoing macroeconomic uncertainty in China, we expect to face continuing headwinds in the second half of 2013. While we anticipate that labor costs and raw material prices will remain at an elevated level, and that competitive dynamics will continue to place pressure on our margins, we expect a more stable pricing environment in the second half. Furthermore, we believe that our total solutions business model, diversified and high quality product portfolio and ongoing investment in product development will allow us to remain competitively positioned and return to a growth trajectory as and when market conditions improve.”

Second Quarter 2013 Financial Results

Revenue

Sales revenue for the second quarter 2013 was US$10.9 million, a 2.5% decrease from US$11.2 million during the same period of 2012. The decrease was primarily attributable to lower sales revenue from heat exchange units, offsetting the increase in sales revenue from plate heat exchangers, shell-and-tube heat exchangers and other products. Sales volume of heat exchange products totaled 599 units in the second quarter 2013, an increase of 116 units from 483 units in the same period of 2012. However, unit price decreased in the quarter due to the challenging market environment, resulting in an increased proportion of sales of lower margin products.

For the second quarter 2013, sales revenue from heat exchange units was US$2.8 million, a decrease of 24.1% compared with US$3.6 million in the same period of 2012. Sales revenue from air-cooled heat exchangers increased by 50.2% to US$0.8 million from US$0.5 million in the second quarter of 2012. Sales revenue from shell-and-tube heat exchangers was US$1.3 million, an increase of 4.9% compared to the same period of 2012. During the second quarter 2013, sales revenue from plate heat exchangers totaled US$3.9 million, an increase of 0.9% as compared to the same period of 2012.

Cost of Sales

Cost of sales for the second quarter 2013 increased 8.1% to US$6.9 million from US$6.4 million in the second quarter 2012. The increase was mainly attributable to an increase in the Company’s labor and raw material costs.

Gross Profit and Gross Margin

Gross profit decreased 16.7% to US$4.0 million during the second quarter 2013, from US$4.8 million in the same period of 2012, mainly due to the decreased sales revenue from heat exchange units. Gross margin was 36.8% for the second quarter 2013, as compared with 43.0% during the same period of 2012. The decrease in gross margin was mainly attributable to an increase in the Company’s labor and raw material costs.

Operating Expenses

Administrative expenses increased 87.1% to US$1.5 million in the second quarter 2013, from US$0.8 million for the same period of 2012. The increase was primarily due to an overall rise in administrative expenses in the second quarter 2013, with especially significant increases in transportation costs and allowance for doubtful accounts.

Research and development expenses increased 73.4% year-over-year to US$0.4 million, from US$0.2 million in the second quarter 2012. The increase was primarily due to an increase in the costs of raw materials used in research and development.

Selling expenses decreased 25.5% to US$1.5 million for the second quarter 2013, from US$2.0 million during the same period of 2012. The decrease was mainly attributable to a decrease in salary and travelling expenses incurred by the Company’s sales personnel.

This resulted in a 12.3% increase in total operating expenses to US$3.4 million in the second quarter 2013 from US$3.0 million for the same period of 2012.

Income before Income Tax

Income before income tax was US$0.6 million in the second quarter 2013, a decrease of 58.6% compared with US$1.5 million in the same period of 2012. The decrease was mainly due to a decrease in taxable income.

Income Tax

Income tax was US$0.2 million in the second quarter 2013, compared with US$34,934 in the same period of 2012. The increase was mainly attributable to an adjustment of income tax rebates which requested the Company to pay back adjusted amount of taxes for the period from 2008 to 2012 in the second quarter 2013.

Net Income

Net income attributable to common shareholders was US$0.4 million in the second quarter 2013, a 75.4% decrease compared with US$1.4 million in the same period of 2012.

Basic and fully diluted net income per share were US$0.02 in the second quarter 2013, compared with US$0.07 in the same period of 2012.

Liquidity

As of June 30, 2013, the Company had cash and cash equivalents of US$2.0 million and restricted cash of US$1.7 million. During the first six months of 2013, there was a net cash outflow of US$8.7 million, compared with US$2.6 million in the same period of 2012.

Net cash used in operating activities was US$4.5 million for the first six months of 2013, compared with US$1.4 million for the same period of 2012. The increase in net cash used in operating activities was mainly attributable to (1) prepayment for the purchase of raw materials and staff advance in the amount of US$6.0 million in anticipation of the production requirements for the upcoming production schedule in the third quarter 2013; (2) the increase in inventory by US$3.0 million; (3) the decrease in trade receivables by US$2.0 million and (4) the decrease in other payables and accrued expenses.

Net cash provided by investing activities was US$59,730 for the first six months of 2013, compared with net cash used in investing activities of US$1.8 million for the same period of 2012.

Net cash used in financing activities was US$4.3 million for the first six months of 2013, compared with net cash provided by financing activities of US$0.6 million for the same period of 2012. The increase in net cash used in financing activities resulted from loan repayment in the amount of US$4.2 million.

Third Quarter 2013 Guidance

THT expects to generate sales revenue in the range of US$12.0 million to US$13.5 million in the third quarter 2013, compared with US$12.5 million in the same period of 2012. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +852 3196 3712
Email: tht@taylor-rafferty.com

Investor Relations (US):
Mahmoud Siddig
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of June 30, 2013 and December 31, 2012
(Stated in thousands of US Dollars)

	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	2,038	10,703
Restricted cash	1,731	1,838
Accounts receivable, net	36,234	37,683
Inventories, net	35,537	31,892
Other current assets	19,865	14,049
Total current assets	95,405	96,165
Long-term accounts receivable	650	1,237
Other non-current assets	13,922	14,067
Total assets	109,977	111,469

Liabilities
Current liabilities
Short-term bank loans	15,856	18,705
Other current liabilities	33,841	33,080
Total current liabilities	49,697	51,785
Long-term loan	-	951
Total liabilities	49,697	52,736
Total shareholders’ equity	60,280	59,311
Noncontrolling interests	-	(578)
Total liabilities and equity	109,977	111,469

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	Three months ended June 30,
	2013	2012

Sales revenue	10,912	11,195
Cost of sales	(6,900)	(6,380)

Gross profit	4,012	4,815

Operating expenses
Administrative expenses	1,474	787
Research and development expenses	425	245
Selling expenses	1,455	1,953

Total operating expenses	3,354	2,985

Operating income	658	1,830
Interest income	5	4
Other income	162	138
Financial costs	(217)	(502)
Other expense	-	-

Income before income taxes	608	1,470
Income taxes	(223)	(35)

Net income before noncontrolling interests	385	1,435
Net (loss) income attributable to noncontrolling interest	(31)	5

Net income attributable to the equity stockholders	354	1,440

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.02	$0.07

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the six months ended June 30, 2013 and 2012
(Stated in thousands of US Dollars)

	Six months ended June 30,
	2013	2012
Net cash used in operating activities	(4,499)	(1,449)
Net cash provided by (used in) investing activities	60	(1,799)
Net cash provided by (used in) financing activities	(4,324)	632
Effect of exchange rate changes on cash and cash equivalents	98	55
Net decrease in cash and cash equivalents	(8,665)	(2,561)
Cash and cash equivalents at beginning of the period	10,703	7,340
Cash and cash equivalents at end of the period	2,038	4,779